Exhibit 99.1

CVR Partners Reports 2014 Fourth Quarter and Full Year Results
And Announces Cash Distribution of 41 Cents

SUGAR LAND, Texas (Feb. 19, 2015) - CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced fourth quarter 2014 net income of $24.8 million, or 34 cents per fully diluted common unit, on net sales of $74.4 million, compared to net income of $27.9 million, or 38 cents per fully diluted common unit, on net sales of $84.3 million for the fourth quarter a year earlier. Adjusted EBITDA, a non-GAAP measure, was $33.5 million for the fourth quarter of 2014, compared to adjusted EBITDA of $36.6 million for the fourth quarter of 2013.

Full year 2014 net income was $76.1 million, or $1.04 per fully diluted common unit, on net sales of $298.7 million, compared to $118.6 million of net income, or $1.62 per fully diluted common unit, on net sales of $323.7 million for 2013. Adjusted EBITDA for full year 2014 was $110.3 million compared to adjusted EBITDA of $152.8 million for the previous year.

“We are pleased to report solid results across the board for the 2014 fourth quarter, which included some of the highest production and operating rates of the year,” said Mark Pytosh, chief executive officer. “Key highlights of the quarter included ammonia production of 105,900 tons and on-stream rates for the gasifier and ammonia synthesis loop of nearly 100 percent and 98 percent, respectively. These results, combined with solid pricing of UAN in the marketplace, allowed us to generate a significant increase in cash distributions for the quarter as compared to the 2014 third quarter.

“We continue to see strong customer demand for UAN for the first six months of 2015,” Pytosh said. “Pricing to date has been steady, and we have sold substantially all of our expected UAN production for the 2015 first quarter.

“We are planning a three-week turnaround in the third quarter of 2015,” he continued. “Even with this planned downtime, we expect 2015 will be a beneficial year for the partnership and its unitholders.”

Operations

For the fourth quarter of 2014, average realized gate prices for UAN and ammonia were $247 per ton and $547 per ton, respectively, compared to $253 per ton and $478 per ton, respectively, for the same period in 2013. For the full year 2014, average realized gate prices for UAN and ammonia were $259 per ton and $518 per ton, respectively, compared to $282 per ton and $643 per ton, respectively, for the full year 2013.

CVR Partners produced 105,900 tons of ammonia and purchased an additional 3,900 tons of ammonia during the fourth quarter of 2014, of which 4,400 net tons were available for sale while the rest was upgraded to 259,600 tons of UAN. In the 2013 fourth quarter, the plant produced 98,900 tons of ammonia and purchased an additional 12,300 tons of ammonia, of which 1,600 net tons were available for sale while the remainder was upgraded to 270,100 tons of UAN.

For full year 2014, CVR Partners produced 388,900 tons of ammonia and purchased an additional 33,600 tons of ammonia, of which 28,300 net tons were available for sale while the rest was upgraded to 963,700 tons of UAN. For full year 2013, the company produced 402,000 tons of ammonia and purchased an additional 17,300 tons of ammonia, of which 37,900 net tons were available for sale while the remainder was upgraded to 930,600 tons of UAN.

On-stream factors during the 2014 fourth quarter were 99.6 percent for the gasifiers, 98.2 percent for the ammonia synthesis loop, and 95.8 percent for the UAN conversion facility. Full year 2014 on-stream factors were 96.8 percent for the gasifiers, 92.6 percent for the ammonia synthesis loop, and 92.0 percent for the UAN conversion facility. Excluding the impact of the shutdown for the waste heat boiler installation, the pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, 2014 full year on-stream factors would have been 98.2 percent for the gasifiers, 94.3 percent for the ammonia synthesis loop, and 93.7 percent for the UAN conversion facility.

Distributions

CVR Partners also announced today a fourth quarter 2014 distribution of 41 cents per common unit. The distribution, as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on March 9, 2015, to unitholders of record on March 2, 2015.

CVR Partners’ fourth quarter cash distribution brings the cumulative cash distributions paid or declared for the 2014 full year to $1.39 per common unit.

CVR Partners, LP is a variable distribution master limited partnership. As a result, its quarterly distributions, if any, will vary from quarter to quarter due to several factors, including, but not limited to, its operating performance, fluctuations in the prices received for its finished products, maintenance capital expenditures, and cash reserves deemed necessary or appropriate by the board of directors of its general partner.

2014 Fourth Quarter Earnings Conference Call

CVR Partners previously announced that it will host its 2014 fourth quarter Earnings Conference Call for analysts and investors on Thursday, Feb. 19, at 11 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=101502. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=101502. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 13600364.

# # #

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of CVR Partners’ distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, CVR Partners’ distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements
This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “outlook,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners disclaims any intention or obligation to update publicly or revise its forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

About CVR Partners, LP
Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kansas, CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Contacts:
Wes Harris
CVR Partners, LP
281-207-3490
InvestorRelations@CVRPartners.com

Media Relations:
Angie Dasbach
CVR Partners, LP
281-207-3550
MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited other than the statement of operations and cash flow data for the year ended December 31, 2013 and the balance sheet data as of December 31, 2013).

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions, except units and per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$74.4	$84.3	$298.7	$323.7
Cost of product sold - Affiliates	2.6	2.4	9.4	10.8
Cost of product sold - Third parties	12.8	16.5	62.6	47.3
Direct operating expenses - Affiliates	0.8	0.8	3.0	4.1
Direct operating expenses - Third parties	20.9	22.6	95.9	90.0
Selling, general and administrative expenses - Affiliates	2.9	4.1	13.4	16.0
Selling, general and administrative expenses - Third parties	0.9	1.2	4.3	5.0
Depreciation and amortization	7.0	7.0	27.3	25.6
Operating income	26.5	29.7	82.8	124.9
Interest expense and other financing costs	(1.7)	(1.7)	(6.7)	(6.3)
Other income, net	—	—	—	0.1
Income before income tax expense (benefit)	24.8	28.0	76.1	118.7
Income tax expense (benefit)	—	0.1	—	0.1
Net income	$24.8	$27.9	$76.1	$118.6

Net income per common unit - basic	$0.34	$0.38	$1.04	$1.62
Net income per common unit - diluted	$0.34	$0.38	$1.04	$1.62

Adjusted EBITDA*	$33.5	$36.6	$110.3	$152.8
Available cash for distribution*	$30.0	$31.5	$102.0	$145.2

Weighted average, number of common units outstanding (in thousands):
Basic	73,117	73,079	73,115	73,072
Diluted	73,133	73,224	73,139	73,228
________________________________
(1)        Below are the components of net sales:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Reconciliation to net sales:
Sales net at gate	$64.0	$68.6	$259.3	$281.5
Freight in revenue	6.9	8.7	27.5	30.2
Hydrogen revenue	3.1	6.6	10.1	11.4
Other	0.4	0.4	1.8	0.6
Total net sales	$74.4	$84.3	$298.7	$323.7
* See “Use of Non-GAAP Financial Measures” below.

	As of December 31, 2014	As of December 31, 2013
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$79.9	$85.1
Working capital	89.9	108.4
Total assets	578.8	593.5
Total debt	125.0	125.0
Total partners’ capital	413.9	439.9

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Cash Flow and Other Data:
Net cash flow provided by (used in):
Operating activities	$39.3	$32.5	$118.9	$129.0
Investing activities	(7.6)	(7.9)	(21.0)	(43.7)
Financing activities	(19.8)	(26.6)	(103.1)	(128.0)
Net increase (decrease) in cash and cash equivalents	$11.9	$(2.0)	$(5.2)	$(42.7)

Capital expenditures for property, plant and equipment	$7.6	$7.9	$21.1	$43.8

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	105.9	98.9	388.9	402.0
Ammonia (net available for sale) (1)(2)	4.4	1.6	28.3	37.9
UAN	259.6	270.1	963.7	930.6

Petroleum coke consumed (thousand tons)	130.0	126.8	489.7	487.0
Petroleum coke (cost per ton)	$27	$29	$28	$30

Sales (thousand tons):
Ammonia	9.9	2.6	24.4	40.5
UAN	236.8	266.5	951.0	904.6

Product pricing at gate (dollars per ton) (3):
Ammonia	$547	$478	$518	$643
UAN	$247	$253	$259	$282

On-stream factors (4):
Gasification	99.6%	100.0%	96.8%	95.6%
Ammonia	98.2%	99.5%	92.6%	94.4%
UAN	95.8%	98.8%	92.0%	91.9%

Market Indicators:
Ammonia - Southern Plains (dollars per ton)	$588	$483	$539	$581
UAN - Corn belt (dollars per ton)	$293	$287	$314	$337
______________________________

(1)   Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the completion of the UAN expansion project in February 2013, we now upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)   In addition to the produced ammonia, the Partnership acquired approximately 3.9 thousand and 12.3 thousand tons of ammonia during the three months ended December 31, 2014 and 2013, respectively. The Partnership acquired approximately 33.6 thousand and 17.3 thousand tons of ammonia during the year ended December 31, 2014 and 2013, respectively. The Partnership has upgraded or expects to upgrade the majority of purchased ammonia to UAN.

(3)
Product pricing at gate per ton represents net sales less freight revenue divided by product sales volume in tons, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)   On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency.

Excluding the impact of the shutdown for installation of the waste heat boiler, the pressure swing adsorption unit upgrade and the Linde air separation unit maintenance, the on-stream factors for the year ended December 31, 2014 would have been 98.2% for gasifier, 94.3% for ammonia and 93.7% for UAN. Excluding the impact of the planned downtime associated with the replacement of damaged catalyst, the unplanned Linde air separation unit outages, the UAN expansion coming online and the unplanned downtime associated with weather issues, the on-stream factors for the year ended December 31, 2013 would have been 99.5% for gasifier, 98.9% for ammonia and 98.0% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP financial measures noted above, which are reconciled to our GAAP based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results.

EBITDA is defined as net income (i) before interest (income) expense, (ii) income tax expense and (iii) depreciation and amortization expense.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of non-cash share-based compensation, and, when applicable, major scheduled turnaround expense and loss on disposition of assets. We have recorded non-cash share-based compensation in each of the periods presented, and our plant generally undergoes a major scheduled turnaround (and so incurs major scheduled turnaround expense) every two to three years.

We present EBITDA because we believe it allows users of our financial statements, such as investors and analysts, to assess our financial performance without regard to financing methods, capital structure or historical cost basis. We present Adjusted EBITDA because we have found it helpful to consider an operating measure that excludes expenses, such as major scheduled turnaround expense and loss on disposition of assets, relating to transactions not reflective of our core operations. When applicable, each of these expenses is discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of our SEC reports, so that investors have complete information about expenses. In addition, we believe that it is useful to exclude from Adjusted EBITDA non-cash share-based compensation, although it is a recurring cost incurred in the ordinary course of business. In our view, non-cash share-based compensation, which also is presented in our financial statements and discussed in the Management's Discussion and Analysis of Financial Condition and Results of Operations section, reflects a non-cash cost which may obscure, for a given period, trends in the underlying business, due to the timing and nature of the equity awards. We also present Adjusted EBITDA because it is the starting point used by the board of directors of our general partner when calculating our available cash for distribution.

EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to common unitholders, help investors and analysts evaluate our ongoing operating results and allow for greater transparency in reviewing our overall financial, operational and economic performance by allowing investors to evaluate the same information used by management. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(in millions)
Net income	$24.8	$27.9	$76.1	$118.6
Add:
Interest expense and other financing costs, net	1.7	1.7	6.7	6.3
Income tax expense (benefit)	—	0.1	—	0.1
Depreciation and amortization	7.0	7.0	27.3	25.6
EBITDA	$33.5	$36.7	$110.1	$150.6
Share-based compensation, non-cash	—	(0.1)	0.2	2.2
Adjusted EBITDA	$33.5	$36.6	$110.3	$152.8

Available cash for distribution is not a recognized term under GAAP. Available cash for distribution should not be considered in isolation or as an alternative to net income or operating income, or any other measure of financial performance or operating performance. In addition, available cash for distribution is not presented as, and should not be considered, an alternative to cash flows from operations or as a measure of liquidity. Available cash for distribution as reported by the Partnership may not be comparable to similarly titled measures of other entities, thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of $0.41 per common unit for the fourth quarter of 2014. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA and reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures; and (iii) to the extent applicable, major scheduled turnaround expenses incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by the release of previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

	Three Months Ended December 31, 2014	Year Ended December 31, 2014
	(in millions, except units and per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$33.5	$110.3
Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.5)	(5.8)
Maintenance capital expenditures	(2.0)	(4.7)
Plus:
Distribution of previously established cash reserves	—	2.2
Available cash for distribution	$30.0	$102.0
Available cash for distribution, per common unit	$0.41	$1.39
Common units outstanding (in thousands)	73,123	73,123